Exhibit 4.16

SECOND SUPPLEMENTAL INDENTURE
Dated as of June 30, 2014
to
INDENTURE
Dated September 1, 2010
Among
ALTERRA FINANCE LLC, as Company,
ALTERRA CAPITAL HOLDINGS LIMITED,
as Guarantor,
and
THE BANK OF NEW YORK MELLON,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
This SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of June 30, 2014, among Alterra Finance LLC (the “Company”), Alterra Capital Holdings Limited (the “Guarantor”) and The Bank of New York Mellon (the “Trustee”).

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture dated as of September 1, 2010 (the “Original Indenture”), together with the First Supplemental Indenture thereto dated as of September 27, 2010 (collectively, the “Indenture”), providing for the issuance of $350,000,000 aggregate principal amount of 6.25% Senior Notes due 2020 of the Company (the “Notes”).

WHEREAS, on May 1, 2013, a direct, wholly-owned subsidiary of Markel Corporation (“Markel”) merged with and into the Guarantor and the Guarantor was the surviving entity in such merger (the “Merger”).

WHEREAS, as a result of the Merger, the Guarantor is a direct, wholly-owned subsidiary of Markel and the Company is an indirect, wholly-owned subsidiary of Markel.

WHEREAS, the Company and the Guarantor believe it to be in the best interests of the Holders to procure a guarantee from Markel in the form attached as Appendix A hereto (the “Additional Guarantee”).

WHEREAS, the Company and the Guarantor desire to execute and deliver this Second Supplemental Indenture for the purpose of providing a covenant of each of the Company and the Guarantor to obtain the Additional Guarantee.

WHEREAS, pursuant to Section 8.1(c) of the Original Indenture, the Company, the Guarantor and the Trustee may enter into a supplemental indenture to add to the covenants of the Company and the Guarantor, which the Board of Directors of the Company or the Board of Directors of the Guarantor, as applicable, and the Trustee shall consider to be for the protection of the Holders of the Notes and to make the occurrence and the continuance of a default of any such additional covenant an Event of Default and, pursuant to Section 8.1 of the Original Indenture, such supplemental indenture may be executed without the consent of the Holders of the Notes.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I
Section 1.1 Covenants. Each of the Company and the Guarantor hereby covenants and agrees, for the protection of the Holders of the Notes and as permitted by Section 8.1(c) of the Original Indenture, to:

a)	cause Markel to provide the Additional Guarantee within 10 days of the date first above written; and

b)
provide, or caused to be provided to, the Trustee within 15 days after Markel is required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by the rules and regulations prescribed) which Markel may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, or if Markel is not required to file information, documents, or reports pursuant to either of such Sections, then to file with the Trustee and the Commission, in accordance with applicable rules and regulations, if any, prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, or in respect to a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the delivery of any of the foregoing reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Guarantor’s compliance with any of their respective covenants under the Indenture or this Second Supplemental Indenture.

Section 1.2 Additional Event of Default. The failure of the Company and the Guarantor to comply with Section 1.1 of this Second Supplemental indenture for a period of 60 days after the date on which written notice specifying such failure and requiring the Company and the Guarantor to remedy the same and stating that such notice is a “Notice of Default” under the Indenture shall have been given by registered or certified mail to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount at Maturity of the Notes at the time Outstanding shall constitute an Event of Default under Section 5.1 of the Original Indenture.

ARTICLE II
Section 2.1. Effective Time. This Second Supplemental Indenture shall become effective immediately upon its execution by the parties hereto and without any further action by any person as of the date hereof.

Section 2.2. Terms Defined. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form of this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.3. Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed; this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; and all terms, conditions and provisions of the Indenture shall remain in full force and effect.

Section 2.4. Governing Law. This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State and subject to the terms of Section 11.8 of the Original Indenture.

Section 2.5. Successors and Assigns. All covenants, stipulations, promises and agreements in this Second Supplemental Indenture contained by or on behalf of each of the Company and the Guarantor shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 2.6. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.7. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8. No Responsibility of the Trustee. The recitals in this Second Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, power and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein or the validity or sufficiency of this Second Supplemental Indenture or the Additional Guarantee to by provided by Markel.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date and the year first above written.

ALTERRA FINANCE LLC, as the Company

By:
Name: Anne G. Waleski
Title: Chief Financial Officer and Treasurer

ALTERRA CAPITAL HOLDINGS LIMITED, as Guarantor

By:
Name: Anne G. Waleski
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: